Exhibit 99.1

RR DONNELLEY	NEWS RELEASE

RR DONNELLEYREPORTS SECOND QUARTER 2004 RESULTS

Second Quarter 2004 Highlights

•	GAAP net loss of $12.5 million or $0.06 per share

•	Non-GAAP net earnings of $68.6 million or $0.31 per diluted share

•	Full-year, non-GAAP guidance increased to $1.55 per diluted share

Chicago – August 4, 2004 – R.R. Donnelley & Sons Company (NYSE:RRD) today reported second quarter 2004 net sales of $2.0 billion and a net loss of $12.5 million or $0.06 per share, compared with net earnings for the second quarter of 2003 of $19.3 million or $0.17 per diluted share. The second quarter 2004 results include restructuring, impairment and integration charges of $133.6 million, comprised of a non-cash impairment charge of $89.1 million ($53.6 million net of tax) related to the pending disposition of our package logistics business and $44.5 million of restructuring ($41.8 million), impairment ($0.1 million) and integration ($2.6 million) charges primarily related to the ongoing integration efforts following our February 27, 2004 acquisition of Moore Wallace. The second quarter of 2003 included restructuring and impairment charges of $5.3 million.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings for the second quarter of 2004 totaled $68.6 million, or $0.31 per diluted share. Non-GAAP net earnings for this period excluded restructuring, impairment and integration charges. The company used an effective tax rate of 38.3% in calculating non-GAAP net earnings. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

“I am pleased with our progress in the second quarter, particularly with the integration of our acquisition of Moore Wallace, acquisition-related and other cost savings achievements, the near 7% top-line growth in the Publishing and Retail Services segment and the recent CIGNA cross-platform win,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “We are benefiting from a strengthening economy, but we are also demonstrating that our platform can be leveraged to deliver superior products and services while offering cost savings to our clients.”

“Our recent announcement of our agreement to sell the package logistics business is an important step for us. The sale will allow us to exit a non-core business that has required considerable management time in the past, and the continued ownership of which would be inconsistent with our strategic and financial goals. At the same time, we retain control over the distribution of our printed material.”

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RR Donnelley Reports Second Quarter 2004 Results

Angelson added, “While much work lies ahead, this quarter’s results continue to demonstrate the commitment and performance of RR Donnelley’s employees and the vast potential of the new RR Donnelley platform.”

Business Review

RR Donnelley’s acquisition of Moore Wallace was completed on February 27, 2004. The reported financials for the company, therefore, do not include the results of Moore Wallace in 2003 and approximately the first two months of 2004. Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $2.0 billion, up 78% from the same quarter in 2003, primarily as a result of the acquisition of Moore Wallace. Gross margin improved to 25.3% from 22.3% in last year’s second quarter, primarily due to the benefits achieved from restructuring and cost reduction actions. Selling, general and administrative expenses, as a percentage of net sales, increased from 11.5% in the second quarter of 2003 to 13.3% in the second quarter of 2004, primarily as a result of increased employee incentive costs and increased postretirement, insurance and litigation provisions. Increased restructuring, impairment and integration charges in the second quarter of 2004 relative to the second quarter of 2003 negatively impacted operating margin. Operating margin for the quarter was 0.3%, compared to 4.3% for last year’s second quarter.

Excluding restructuring, impairment and integration charges in the second quarter of both years, non-GAAP operating margin for the second quarter of 2004 was 6.9% compared to 4.7% for the second quarter last year, primarily as a result of increased volume in our Publishing and Retail Services segment and the benefits of cost reduction actions. Reconciliations of operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

During the second quarter, the company realigned its segments and now reports its results, for all periods presented, in five reportable segments, 1) Publishing and Retail Services, 2) Integrated Print Communications and Global Solutions, 3) Forms and Labels, 4) Logistics and 5) Corporate.

The Publishing and Retail Services segment includes 1) magazine, catalog and retail, 2) directories and 3) premedia. Net sales for the Publishing and Retail Services segment increased 6.7% to $550.8 million due to volume increases across all businesses in the segment. Operating margin declined by approximately 150 basis points to 7.0% in the second quarter of 2004 from the second quarter of 2003, primarily due to an increase in restructuring and impairment charges, which were $15.3 million in the second quarter of 2004 and $1.8 million in the second quarter of 2003.

Excluding restructuring and impairment charges, increased volume and lower selling and administrative costs resulted in operating margin expansion to 9.8% in the second quarter of 2004 from 8.9% in the second quarter of 2003.

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RR Donnelley Reports Second Quarter 2004 Results

The Integrated Print Communications and Global Solutions segment includes 1) financial print, 2) book, 3) direct mail, 4) business communications services, 5) short-run commercial print, 6) Europe and 7) Asia. Net sales for the Integrated Print Communications and Global Solutions segment more than doubled to $765.5 million from the second quarter of 2003, primarily as a result of the acquisition of Moore Wallace ($364.0 million) as well as increased sales in financial print and international markets. Operating margin, which was negatively impacted by restructuring and integration charges of $10.8 million in the second quarter of 2004 and restructuring and impairment charges of $2.5 million in the second quarter of 2003, increased approximately 160 basis points to 12.3% in the second quarter of 2004. Excluding restructuring, impairment and integration charges, operating margin increased to 13.7% in the second quarter of 2004 from 11.3% in the second quarter of 2003, primarily as a result of increased sales volume and the benefits from restructuring and cost reductions in the financial print business.

The Forms and Labels segment includes 1) forms, 2) labels, 3) Peak and 4) Latin America. Net sales for the Forms and Labels segment increased to $478.7 million in the second quarter of 2004 from $32.6 million in the second quarter of 2003, primarily as a result of the acquisition of Moore Wallace. The forms and labels business continued to be negatively impacted by electronic substitution for multi-part paper forms. Operating margin, which was negatively impacted by restructuring and integration charges of $5.2 million in the second quarter of 2004 and $1.0 million in the second quarter of 2003, increased to 7.4% from a loss in the prior year’s second quarter. Excluding restructuring and integration charges, operating margin increased to 8.4% in the second quarter of 2004 from a loss in the second quarter of 2003, primarily as a result of the acquisition of Moore Wallace and improved performance in Latin America.

The Logistics segment includes 1) print logistics and 2) package logistics. Net sales for the Logistics segment increased 8.8% to $233.8 million due to the acquisition of Moore Wallace, which more than offset volume declines in the package logistics business, resulting primarily from the shutdown of Momentum Logistics, Inc.’s business-to-business activities. During the second quarter of 2004, Logistics had an operating loss of $82.0 million. This reflected restructuring and impairment charges totaling $91.5 million, of which $89.1 million ($53.6 million net of tax) was a non-cash impairment charge related to the pending disposition of our package logistics business. Excluding restructuring and impairment charges, operating margin increased to 4.1% in the second quarter of 2004 from 0.5% in the second quarter of 2003, primarily as a result of benefits from cost reduction actions and improved efficiency.

Corporate operating expenses increased by $47.1 million from the second quarter of 2003 to $78.9 million in the second quarter of 2004. The increase is primarily attributable to the acquisition of Moore Wallace, restructuring and integration charges of $10.8 million, increased employee incentive costs and increased insurance and litigation provisions.

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RR Donnelley Reports Second Quarter 2004 Results

Six-Month Results

For the first six months of 2004, the company reported net sales of $3.5 billion and a net loss of $71.3 million or $0.39 per share, compared with net earnings of $25.1 million or $0.22 per diluted share for the first six months of 2003. The first six month’s results of 2004 include restructuring, impairment and integration charges of $251.9 million, comprised of a non-cash impairment charge of $89.1 million ($53.6 million net of tax) related to the pending disposition of our package logistics business and $162.8 million in restructuring ($64.1 million), impairment ($27.9 million) and integration ($70.8 million) charges primarily related to the ongoing integration efforts following our February 27, 2004 acquisition of Moore Wallace. During the first six months of 2004, the company recognized a gain on the sale of an investment of $15.3 million (pre-tax) and a $6.6 million net charge for the cumulative effect of a change in an accounting principle (adoption of FIN 46 further discussed on attached reconciling schedules). Results for the first half of 2003 included restructuring and impairment charges of $7.9 million.

Non-GAAP net earnings for the first six months of 2004 totaled $86.2 million, or $0.46 per diluted share. Non-GAAP net earnings for this period excluded restructuring, impairment and integration charges, gain on the disposal of an investment and the cumulative effect of a change in an accounting principle. The company used an effective tax rate of 38.3% in calculating non-GAAP net earnings. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

Integration Detail

Continuing the integration of our acquisition of Moore Wallace, the company recorded pre-tax restructuring charges of $41.8 million in the second quarter of 2004. Through the first six months of 2004, the company recorded $64.1 million of restructuring charges, substantially all of which will require cash payments.

Restructuring charges were applied as follows:

	2nd Quarter	First Half
$ in Millions	2004	2004
Severance	$41.4	$63.0
Facility	0.4	1.1

Total	$41.8	$64.1

Payments associated with these severance actions will be substantially completed by June 2005. Through the first six months of 2004, the company has eliminated approximately 2,175 positions.

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RR Donnelley Reports Fourth Quarter 2003 Results Page 5 of 12

Outlook — 2004 Non-GAAP EPS Increased

For the full year 2004, RR Donnelley is targeting non-GAAP earnings per diluted share of $1.55, an increase of $0.05 per diluted share from previous guidance. Guidance for the quarter ended September 30, 2004 will be provided later in the quarter.

Non-GAAP net earnings exclude certain items that are unrelated to the ongoing operations of the business. These items include charges that are not currently determinable. For that reason, the company is unable to provide GAAP earnings estimates at this time.

Historical Pro forma / Non-GAAP Information Posted to Company Website

The company has received several requests from shareholders and analysts for pro forma comparative financial data reflecting the company’s new segments. We have been specifically asked to provide “non-GAAP” comparative data for the new segments that combine the company’s and Moore Wallace’s results of operations, and eliminate significant non-comparable items such as restructuring, impairment and integration charges as well as the cost of sales impact resulting from inventory step-ups and backlog valuations recorded in purchase accounting.

The company has posted to its website, www.rrdonnelley.com, tables and explanations presenting unaudited, pro forma and non-GAAP net sales and operating income of the new segments for the four quarters of 2003 and the first quarter of 2004. To the extent possible, the data has been reconciled to the reported results of the company and Moore Wallace for all periods presented. Please refer to the qualifying language on the website.

Conference Call

RR Donnelley will host a conference call to discuss its second quarter results on Thursday, August 5, 2004, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at www.rrdonnelley.com (“Investor Relations”). For those unable to participate on the live call, a replay will be archived on the company’s website for 30 days after the call.

About RR Donnelley

RR Donnelley (NYSE:RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, technology, financial services, and many other industries. Founded 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services, and market-specific solutions. For more information, visit the company’s website at www.rrdonnelley.com.

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RR Donnelley Reports Second Quarter 2004 Results Page 6 of 12

Contact Information

Media:	Investors:
Doug Fitzgerald	Dan Leib
Sr. Vice President, Marketing & Communications	Vice President, Investor Relations
312-326-7740	312-326-7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected net sales, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements described in RR Donnelley’s filings with the SEC.

RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

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R. R. Donnelley and Sons Company

Consolidated Balance Sheets

At June 30, 2004 and December 31, 2003

IN MILLIONS, EXCEPT PER SHARE DATA

	At June 30, 2004 (Unaudited)	At December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$275.4	$60.8
Receivables, less allowance for doubtful accounts of	1,249.7	738.5
$41.4 in 2004 ($26.8 in 2003)
Inventories	460.8	154.3
Prepaid expenses and other current assets	45.7	79.8
Deferred income taxes	227.2	–

Total Current Assets	2,258.8	1,033.4

Property, plant and equipment—net	1,899.5	1,297.4
Prepaid pension cost	465.8	314.4
Goodwill	2,631.6	317.5
Other intangible assets—net	693.9	6.9
Other assets	325.1	253.3

Total Assets	$8,274.7	$3,222.9

Liabilities
Current Liabilities
Accounts payable	$501.4	$304.0
Accrued liabilities	819.8	427.4
Short-term debt	39.2	175.9
Income taxes	12.5	6.8
Deferred income taxes	–	3.4

Total Current Liabilities	1,372.9	917.5

Long-term debt	1,748.5	752.5
Postretirement benefits	336.0	12.0
Deferred income taxes	528.1	234.0
Other liabilities	554.2	323.7

Total Liabilities	4,539.7	2,239.7

Shareholders’ Equity
Preferred stock, $1.00 par value	–	–
Authorized shares: 2.0; Issued shares: None
Common stock, $1.25 par value
Authorized shares: 500.0
Issued shares: 243.0 in 2004 (140.9 in 2003)	303.7	176.1

Additional paid in capital	2,842.1	132.4

Retained earnings	1,414.4	1,641.7

Accumulated other comprehensive loss	(125.1)	(123.7)

Unearned compensation	(39.3)	(2.9)

Reacquired common stock, at cost, 25.7 shares in 2004 (27.2 in 2003)	(660.8)	(840.4)

Total Shareholders’ Equity	3,735.0	983.2

Total Liabilities and Shareholders’ Equity	$8,274.7	$3,222.9

RR Donnelley Reports Second Quarter 2004 Results

R.R. Donnelley and Sons Company

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2004 and 2003

(In millions, except per share data)

(UNAUDITED)

	Three months ended June 30,						Six months ended June 30,
	2 0 0 4 GAAP	ADJUST- MENTS TO NON-GAAP (1)	2 0 0 4 NON-GAAP	2 0 0 3 GAAP	ADJUST- MENTS TO NON-GAAP (1)	2 0 0 3 NON-GAAP	2 0 0 4 GAAP	ADJUST- MENTS TO NON-GAAP (1)	2 0 0 4 NON-GAAP	2 0 0 3 GAAP	ADJUST- MENTS TO NON-GAAP (1)	2 0 0 3 NON-GAAP
Net sales	$2,028.8	—	$2,028.8	$1,142.5	—	$1,142.5	$3,475.0	—	$3,475.0	$2,216.3	—	$2,216.3

Cost of sales	1,515.9	(0.3)	1,515.6	887.3		887.3	2,689.6	(67.7)	2,621.9	1,728.3		1,728.3
Selling, general and administrative expense	269.2	(2.3)	266.9	131.7		131.7	478.1	(3.1)	475.0	267.1		267.1
Restructuring and impairments—net	131.0	(131.0)	—	5.3	(5.3)	—	181.1	(181.1)	—	7.9	(7.9)	—
Depreciation and amortization	105.9		105.9	69.3		69.3	186.8		186.8	137.7		137.7

Total operating expenses	2,022.0	(133.6)	1,888.4	1,093.6	(5.3)	1,088.3	3,535.6	(251.9)	3,283.7	2,141.0	(7.9)	2,133.1

Income (loss) from operations	6.8	133.6	140.4	48.9	5.3	54.2	(60.6)	251.9	191.3	75.3	7.9	83.2

Interest expense—net	23.7	—	23.7	12.2	—	12.2	40.7	—	40.7	24.6	—	24.6
Investment and other income (expense)	(4.4)	—	(4.4)	(5.4)	—	(5.4)	6.2	(15.3)	(9.1)	(9.9)	—	(9.9)

Earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	(21.3)	133.6	112.3	31.3	5.3	36.6	(95.1)	236.6	141.5	40.8	7.9	48.7

Income tax expense (benefit)	(9.5)	52.5	43.0	11.8	2.0	13.8	(31.5)	85.7	54.2	15.4	3.0	18.4
Minority interest	0.7	—	0.7	0.2	—	0.2	1.1	—	1.1	0.3	—	0.3

Net earnings (loss) before cumulative effect of change in accounting principle	(12.5)	81.1	68.6	19.3	3.3	22.6	(64.7)	150.9	86.2	25.1	4.9	30.0

Cumulative effect of change in principle—net of tax	—	—	—	—	—	—	(6.6)	6.6	—	—	—	—

Net earnings (loss)	$(12.5)	$81.1	$68.6	$19.3	$3.3	$22.6	$(71.3)	$157.5	$86.2	$25.1	$4.9	$30.0

Earnings per share:
Basic
Net earnings (loss) before cumulative effect of change in accounting principle	$(0.06)		$0.31	$0.17		$0.20	$(0.35)		$0.47	$0.22		$0.27
Cumulative effect of change in principle—net of tax	—		—	—		—	(0.04)		—	—		—

Net earnings (loss)	$(0.06)		$0.31	$0.17		$0.20	$(0.39)		$0.47	$0.22		$0.27

Diluted
Net earnings (loss) before cumulative effect of change in accounting principle	$(0.06)		$0.31	$0.17		$0.20	$(0.35)		$0.46	$0.22		$0.26
Cumulative effect of change in principle—net of tax	—		—	—		—	(0.04)		—	—		—

Net earnings (loss)	$(0.06)		$0.31	$0.17		$0.20	$(0.39)		$0.46	$0.22		$0.26

Weighted average common shares outstanding
Basic	218.0		218.0	113.1		113.1	184.6		184.6	113.1		113.1
Diluted	218.0		219.8	114.2		114.2	184.6		186.5	113.8		113.8

NOTE:

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates managements’ effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

(1)	Please see the following schedules "Reconciliation of GAAP Net Earnings (loss) to Non-GAAP Net Earnings (loss)" for descriptions of the adjustments, one schedule for the three months ended June 30, 2004 and June, 30 2003 and a second schedule for the six months ended June 30, 2004 and June 30, 2003.

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RR Donnelley Reports Second Quarter 2004 Results

Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)

In millions

(Unaudited)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):
Integration charges (1)	$2.6	$—
Restructuring and impairment charges (2)	131.0	5.3

Total non-GAAP adjustments to income from operations	133.6	5.3

Total non-GAAP adjustments to earnings before taxes	133.6	5.3
Income tax adjustment (3)	(52.5)	(2.0)

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$81.1	$3.3

(1)	Amount represents integration charges of $2.6 million.

(2)	Amount for the three months ended June 30, 2004, includes $41.8 million for restructuring charges and $89.2 million for asset impairment charges. Amount for the three months ended June 30, 2003, includes $4.8 million for restructuring charges and $0.5 million for asset impairment charges.

(3)	Amount represents the tax effect of the reconciling items and an adjustment for the three months ended June 30, 2004, to reflect the company’s pro forma effective tax rate of 38.3%.

RR Donnelley Reports Second Quarter 2004 Results

Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)

In millions

(Unaudited)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):
Integration charges (1)	$70.8	$—
Restructuring and impairment charges (2)	181.1	7.9

Total non-GAAP adjustments to income from operations	251.9	7.9

Gain on disposition of investment (3)	(15.3)	—

Total non-GAAP adjustments to investment and other income	(15.3)	—

Total non-GAAP adjustments to earnings before taxes	236.6	7.9
Income tax adjustment (4)	(85.7)	(3.0)
Cumulative effect of change in accounting principle (5)	6.6	—

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$157.5	$4.9

(1)	Amount includes adjustments to cost of sales for fair market value of acquired inventory and backlog ($66.9 million) and other integration charges ($3.9 million).

(2)	Amount for the six months ended June 30, 2004, includes $64.1 million for restructuring charges and $117.0 million for asset impairment charges. Amounts for the six months ended June 30, 2003, includes $7.4 million for restructuring charges and $0.5 million for asset impairment charges.

(3)	Amount represents the gain on the sale of an investment held in Latin America during the three months ended March 31, 2004.

(4)	Amount represents the tax effect of the reconciling items and an adjustment for the six months ended June 30, 2004, to reflect the company’s pro forma effective tax rate of 38.3%.

(5)	During the three months ended March 31, 2004, the company recorded a cumulative effect of a change in accounting principle reflecting the adoption of the Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities.” The change reflects the difference between the carrying amount of the company’s investments in certain partnerships related to affordable housing and the underlying carrying values of the partnerships upon consolidating these entities into the company’s financial statements.

RR Donnelley Reports Second Quarter 2004 Results

R.R. Donnelley and Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the three and six months ended June 30, 2004 and 2003

$ in millions

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications and Global Solutions	Forms and Labels	Logistics	Corporate	Consolidated
Three Months Ended June 30, 2004
Net sales	$550.8	$765.5	$478.7	$233.8	–	$2,028.8
Operating expense	512.2	671.6	443.5	315.8	78.9	2,022.0

Operating income (loss)	38.6	93.9	35.2	(82.0)	(78.9)	6.8
Operating margin %	7.0%	12.3%	7.4%	-35.1%	nm	0.3%

Non-GAAP Adjustments
Restructuring charges	15.2	10.7	4.5	2.4	9.0	41.8
Impairment charges	0.1	–	–	89.1	–	89.2
Integration charges	–	0.1	0.7	–	1.8	2.6

Total Non-GAAP Adjustments	15.3	10.8	5.2	91.5	10.8	133.6

Operating income (loss) before restructuring, impairment and integration charges	$53.9	$104.7	$40.4	$9.5	$(68.1)	$140.4
Operating Margin before restructuring, impairment and integration charges %	9.8%	13.7%	8.4%	4.1%	nm	6.9%

Six Months Ended June 30, 2004
Net sales	$1,086.1	$1,247.1	$679.9	$461.9	–	$3,475.0
Operating expense	1,011.7	1,127.0	681.8	562.4	152.7	3,535.6

Operating income (loss)	74.4	120.1	(1.9)	(100.5)	(152.7)	(60.6)
Operating margin %	6.9%	9.6%	-0.3%	-21.8%	nm	-1.7%

Non-GAAP Adjustments
Restructuring charges	20.0	12.3	7.5	6.7	17.6	64.1
Impairment charges	13.5	0.9	–	102.6	–	117.0
Integration charges	–	17.7	50.7	–	2.4	70.8

Total Non-GAAP Adjustments	33.5	30.9	58.2	109.3	20.0	251.9

Operating income (loss) before restructuring, impairment and integration charges	$107.9	$151.0	$56.3	$8.8	$(132.7)	$191.3
Operating Margin before restructuring, impairment and integration charges %	9.9%	12.1%	8.3%	1.9%	nm	5.5%

Three Months Ended June 30, 2003
Net sales	$516.4	$378.7	$32.6	$214.8	–	$1,142.5
Operating expense	472.3	338.3	37.5	213.7	31.8	1,093.6

Operating income (loss)	44.1	40.4	(4.9)	1.1	(31.8)	48.9
Operating margin %	8.5%	10.7%	-15.0%	0.5%	nm	4.3%

Non-GAAP Adjustments
Restructuring charges	1.8	2.0	1.0	–	–	4.8
Impairment charges	–	0.5	–	–	–	0.5
Integration charges	–	–	–	–	–	–

Total Non-GAAP Adjustments	1.8	2.5	1.0	–	–	5.3

Operating income (loss) before restructuring, impairment and integration charges	$45.9	$42.9	$(3.9)	$1.1	$(31.8)	$54.2
Operating Margin before restructuring, impairment and integration charges %	8.9%	11.3%	-12.0%	0.5%	nm	4.7%

Six Months Ended June 30, 2003
Net sales	$1,031.8	$699.3	$60.6	$424.6	–	$2,216.3
Operating expense	940.4	639.6	71.4	418.8	70.8	2,141.0

Operating income (loss)	91.4	59.7	(10.8)	5.8	(70.8)	75.3
Operating margin %	8.9%	8.5%	-17.8%	1.4%	nm	3.4%

Non-GAAP Adjustments
Restructuring charges	2.0	3.2	1.1	–	1.1	7.4
Impairment charges	–	0.5	–	–	–	0.5
Integration charges	–	–	–	–	–	–

Total Non-GAAP Adjustments	2.0	3.7	1.1	–	1.1	7.9

Operating income (loss) before restructuring, impairment and integration charges	$93.4	$63.4	$(9.7)	$5.8	$(69.7)	$83.2
Operating Margin before restructuring, impairment and integration charges %	9.1%	9.1%	-16.0%	1.4%	nm	3.8%

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR Donnelley Reports Second Quarter 2004 Results

R.R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2004 and 2003

In millions

(Unaudited)

	June 30, 2004	June 30, 2003
OPERATING ACTIVITIES
Net earnings (loss) before cumulative effect of change in accounting	$(71.3)	$25.1
Adjustments to reconcile net earnings (loss) before cumulative effect of accounting change to cash provided by operating activities	377.0	143.1
Changes in operating assets and liabilities	22.9	(13.7)

Net cash provided by operating activities	328.6	154.5

INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	25.9	(112.4)

FINANCING ACTIVITIES

Net cash used in financing activities	(139.4)	(53.3)

Effect of exchange rates on cash and cash equivalents	(0.5)	.4

Net increase (decrease) in cash and cash equivalents	214.6	(10.8)

Cash and cash equivalents at beginning of period	60.8	60.5

Cash and cash equivalents at end of period	$275.4	$49.7